CONTACT:  Mike Walsh, Chairman and CEO
                              Tandycrafts, Inc. (817) 551-9600
FOR IMMEDIATE RELEASE         or
                              Jeff Lambert (mail@lambert-edwards.com)
                              Lambert, Edwards & Associates, Inc. (616)233-0500


                TANDYCRAFTS ANNOUNCES BOARD, MANAGEMENT CHANGES

FORT WORTH, Texas - November 16, 1999 - Tandycrafts, Inc. (NYSE:TAC) today announced that R. Earl Cox III, 66, has retired from his post as Chairman of the Board. Cox, who served as Chairman since 1992, will continue to serve on the five-person board. In his place, Tandycrafts named Michael J. Walsh as interim Chairman of the Board. Walsh, who joined the board of directors in 1992, retains his position as Chief Executive Officer.

"We are extremely grateful for the contributions made by Earl Cox, and we expect him to continue to play an important role on the board as we set Tandycrafts' strategic direction moving forward," said Michael J. Walsh.

Tandycrafts also reported that the board of directors elevated James D. Allen to President and Chief Operating Officer of the consumer products maker and marketer. Allen, 39, was previously Executive Vice President and Chief Operating Officer of Tandycrafts. He has been with the Company since 1993, serving in a variety of finance and operations positions, including Chief Financial Officer.

"Jim brings exceptional leadership skills to the Tandycrafts executive management team," said Walsh. "He has been instrumental in the transition of Tandycrafts toward our more profitable consumer products businesses, and his appointment as President ensures this momentum will continue."

Tandycrafts also announced that Phillip Greene has been named Vice President of Information Systems and Technology. Greene, 30, will oversee all of Tandycrafts' technology, information systems and Internet initiatives. Greene has over four years experience with the Company, most recently as director of information systems. He previously was vice president and director of information systems at a large retail chain and a member of the technology staff at Price Waterhouse, LLP.

Walsh concluded, "The appointment of Phillip Greene is another move in our effort to strengthen our management team depth and put the right people in key leadership positions to take Tandycrafts to the next level."

Tandycrafts, Inc (www.tandycrafts.com) is a leading maker and marketer of consumer products, including frames and wall decor, office supplies, home furnishings and gift products. The Company's products are sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers, and direct-to-consumer channels through the Company's retail stores, mail order and the Internet.

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